Exhibit 10.3

PROMISSORY NOTE

US$1,900,000.00	March 12, 2007

FOR VALUE RECEIVED, BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), promises to pay to the order of CDC IV, LLC, the registered holder hereof and its successors and permitted assigns (the “Holder”), the principal sum of ONE MILLION NINE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,900,000.00) in accordance with the terms hereof, and to pay interest on the principal sum outstanding, at an interest rate of 10.25% per annum; provided, however, that from and after an Event of Default, interest shall accrue hereunder at a rate of 15% per annum until all such unpaid principal and accrued interest shall have been paid in full. The interest so payable will be paid to the Holder or the person or entity in whose name this Note is registered on the books and records of the Company.

This Note and a common stock purchase warrant (the “Warrant”) (delivered to Holder simultaneously with the delivery of this Note to Holder) to purchase 1,000,000 shares of Company common stock at $3.80 per share are being issued in satisfaction of claims made by the Holder in its letter to the Company, dated January 9, 2007. By its acceptance of this Note and the Warrant, the Holder agrees that such claims have been resolved with no further action required on the part of the Company with respect to such claims, it being acknowledged that by its delivery of this Note and the Warrant, the Company is not and shall not be deemed to have accepted the validity of any such claims.

The following is a statement of the rights of the Holder of this Note and the terms and conditions to which this Note is subject, and to which the Holder, by acceptance of this Note, agrees:

1. Repayment. The outstanding principal amount of this Note and accrued interest shall be payable in full by the Company to the Holder on March 12, 2008 (the “Maturity Date”), unless this Note has been repaid prior to the Maturity Date in accordance with the terms set forth below.

2. Prepayment. The Company shall have the right, at its election on two (2) business days prior written notice to the Holder, to prepay all or any portion of the principal under this Note, and interest on a pro-rata basis, without penalty, in cash only, prior to the Maturity Date.

3. No Security. This Note is unsecured.

4. Representations, Warranties and Other Agreements of the Company. The Company understands, agrees with, and represents and warrants to the Holder as of the date hereof, that:

(a) Organization and Qualification. The Company is a limited liability company duly formed, existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to carry on its business as now being conducted.

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Note, to issue this Note in accordance with the terms hereof, and to perform its obligations under this Note. The execution, delivery and performance of this Note, and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company or its Board of Directors is required. The Note constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting, generally, the enforcement of creditors’ rights and remedies or by other equitable principles of general application.

(c) No Conflicts. The execution, delivery and performance of this Note by the Company and the consummation by the Company of the transactions contemplated hereby will not: (i) result in a violation of the Company’s Certificate of Incorporation or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under any agreement, indenture or instrument to which the Company is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected.

(d) No Brokers. The Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Note and the transactions contemplated hereby.

5. Events of Default. In the event that any of the following (each, an “Event of Default”) shall occur:

(a) Non-Payment of Obligations. The Company shall default in the payment of the principal of or interest on this Note as and when the same shall become due and payable (subject to the provisions of Section 6 hereof), whether by acceleration or otherwise; or

(b) Breach or Failure of Representations and Warranties. If any representation or warranty or agreement made by the Company in this Note shall prove to have been false or incorrect in any material respect when made;

(c) Invalidity of Note. This Note shall for any reason cease to be, or shall be asserted by the Company not to be, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms;

(d) Bankruptcy, etc. The Company shall: (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

(e) Insolvency. The Company shall admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business;

(f) Judgments. An attachment or levy is made upon the Company’s assets having an aggregate value in excess of $250,000 or a judgment is rendered against the Company’s property involving a liability of more than $250,000 which shall not have been vacated, discharged, stayed or bonded within thirty (30) days from the entry thereof; or

(g) Indebtedness. The occurrence of any events of default by the Company under any indebtedness, including bonds, debentures, notes or other evidences of indebtedness for money borrowed (or any guarantees thereof), in an aggregate principal amount in excess of $500,000;

then the balance due under this Note shall be due and payable in full in accordance with the provisions of Section 6 hereof.

6.	Consequences of Events of Default.

(a) Cure Period. If an Event of Default has occurred pursuant to Sections 5(a) through 5(f), the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts payable in connection therewith) shall become immediately due and payable on 15 days written notice to the Company (during which period, the Company shall have any opportunity to cure any such Event of Default) without any action on the part of the Holder, and Company shall, immediately following such 15 day period, pay to the Holder all amounts due and payable with respect to this Note.

(b) Cure Period; Indebtedness. If an Event of Default has occurred pursuant to Sections 5(g), the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts payable in connection therewith) shall become immediately due and payable on 3 days written notice to the Company (during which period, the Company shall have any opportunity to cure any such Event of Default) without any action on the part of the Holder, and Company shall, immediately following such 3 day period, pay to the Holder all amounts due and payable with respect to this Note.

7. Mutilated, Destroyed, Lost or Stolen Notes. In case this Note shall become mutilated or defaced, or be destroyed, lost or stolen, the Company shall execute and deliver a new note of like principal amount in exchange and substitution for the mutilated or defaced Note, or in lieu of and in substitution for the destroyed, lost or stolen Note. In the case of a mutilated or defaced Note, the Holder shall surrender such Note to the Company. In the case of any destroyed, lost or stolen Note, the Holder shall furnish to the Company: (a) evidence to its satisfaction of the destruction, loss or theft of such Note and (b) such security or indemnity as may be reasonably required by the Company to hold the Company harmless.

8. Payment of Collection Costs. Should the indebtedness represented by this Note or any part thereof be collected in any proceedings or placed in the hands of attorneys for collection, Company agrees to pay, in addition to the principal and interest due hereunder, all costs of collection, including but not limited to, reasonable attorneys’ fees and expenses.

9. Waiver of Demand, Presentment, etc. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder. The Company agrees that, in the event of an Event of Default, to pay to the Holder, on demand, all costs and expenses (including reasonable legal fees of one counsel) incurred in connection with the enforcement and collection of this Note.

10. Payment. All payments with respect to this Note shall be made in lawful money of the United States of America at the address of the Holder as of the date hereof or as designated in writing by the Holder from time to time. The forwarding by the Company of such funds shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Note to the extent of the sum represented by such payment.

11. Assignment. The rights and obligations of the Company and the Holder of this Note shall be binding upon, and inure to the benefit of, the successors and permitted assigns of the parties hereto. Interest and principal are payable only to the registered Holder of this Note on the books and records of the Company.

12. Waiver and Amendment. Any provision of this Note, including, without limitation, the due date hereof, and the observance of any term hereof, may be amended, waived or modified (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder.

13. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or delivered by facsimile transmission to the Company at 2501 Aerial Center Parkway, Suite 205, Morrisville, North Carolina 27560, Attn: Mark A. Sirgo, Fax No.: (919) 653-5161; with a copy to: Ellenoff Grossman & Schole LLP, 370 Lexington Avenue, New York, New York 10017, Attn: Barry I. Grossman, Fax No.: (212) 370-7889; and to the Holder at 47 Hulfish Street, Suite 310, Princeton, New Jersey 08542, Fax No.: (609) 683-5787; with a copy to: Morgan, Lewis & Bockius LLP, 502 Carnegie Center, Princeton, New Jersey 08540, Attn: Denis Segota, Fax No.: (609) 919-6701. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail in the manner set forth above and shall be deemed to have been received when delivered or, if notice is given by facsimile transmission, when delivered with confirmation of receipt.

14. Governing Law; Venue. This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflicts of laws (other than the principles set forth in section 5-1401 of the General Obligations Law of the State of New York). THE COMPANY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE COMPANY, ON THE ONE HAND, AND THE HOLDER, ON THE OTHER HAND, PERTAINING TO THIS NOTE OR ANY OF THE OTHER RELATED AGREEMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS NOTE

15. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Note, and the balance of this Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

16. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

17. Headings. Section headings in this Note are for convenience only, and shall not be used in the construction of this Note.

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first above written.

BIODELIVERY SCIENCES INTERNATIONAL INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and Chief Executive Officer